Exhibit (d)(23)(ii)

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment No. 1”), dated as of December 1, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”) and Pacific Investment Management Company LLC (“PIMCO”), a limited liability company organized under the laws of the State of Delaware (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 9, 2004 as follows:

1. Existing Portfolio. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/PIMCO Real Return Portfolio (formerly, EQ/Enterprise Total Return Portfolio) on the terms and conditions set forth in the Agreement.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Steven M. Joenk	By:	/s/ William R. Benz
	Steven M. Joenk	Name:	William R. Benz
	Senior Vice President	Title:	Managing Director

APPENDIX A

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolios	Advisory Fee
EQ/PIMCO Real Return Portfolio	0.25% of the Portfolio’s average daily net assets

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